UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2019

EXACTUS, INC.
(Exact name of the registrant as specified in its charter)

Nevada	000-55828	27-1085858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 NE 4th Avenue, Suite 28, Delray Beach, FL 33483
(Address of principle executive offices) (Zip code)

Registrant’s telephone number, including area code: (804) 205-5036

______________________________________________________
(Former name or address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[ ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
[ ]

ITEM 1.01 ITEM 2.01 ITEM 3.02 ITEM 3.03 ITEM 5.03
ENTRY INTO MATERIAL DEFINITIVE AGREEMENT
COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
UNREGISTERED SALES OF EQUITY SECURITIES
MATERIAL MODIFICATION TO RIGHT OF SECURITY HOLDERS
AMENDMENTS TO ARTICLES OF INCORPORATION OF BYLAWS; CHANGE IN FISCAL YEAR

Green Goddess Extracts, LLC Acquisition

On July 31, 2019 we entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Green Goddess Extracts, LLC (“Green Goddess”), a Florida contract manufacturer and formulator of hemp and vape products. Under the Purchase Agreement we acquired the hemp business and assets of Green Goddess and entered into an option to acquire the seller’s vape business. Green Goddess manufactures and distributes a premium line of hemp products sold through distributors and online at www.greengoddessextracts.com. Green Goddess has been a contract manufacturer for our products since we entered into the hemp-based product business in early 2019 and to Ceed2Med, LLC, our largest shareholder. We will continue to produce and sell Green Goddess Extractstm  brands in addition to Exactustm and Paradisetm brand products, which will also be sold through the seller’s existing distribution network and its online stores. As a result of the acquisition, we also obtained skilled personnel and assets to formulate, manufacture and distribute unique and proprietary hemp-based product formulations in our own secure facilities, which include clean room, formulation, bottling, shipping and warehousing.

Under the terms of the Purchase Agreement we agreed to issue 250,000 shares of our restricted Common Stock and pay $250,000 cash for the acquisition. The shares vest at a rate of 1/24 per month until fully vested. In addition, we entered into an agreement under which we may become obligated to issue up to an additional $250,000 of our restricted common stock based upon the volume weighted average price per share (“VWAP”) for the 20 days prior to issuance, in the event that sales of products utilizing seller’s flavored products exceed $500,000 monthly for a three month average period.

Exactus One World, LLC

As previously reported in our Current Report on Form 8-K filed March 11, 2019, we acquired, through our majority-owned subsidiary, Exactus One World, LLC (“EOW”) from our largest shareholder, Ceed2Med, LLC (“C2M”), certain rights to a 50.1% limited liability membership interest in certain farm leases and operations in Oregon in order to enter into the business of hemp farming for the 2019 grow season. During May 2019, we appointed Emiliano Aloi, the President of the Company, to the additional position of co-manager of EOW. We currently are farming approximately 200 acres of hemp for harvest and production during 2019.

On July 31, 2019, we finalized and entered into a Management and Services Agreement (the “MSA”) in order to provide us project management and various other benefits associated with the farming rights, operations and opportunities with C2M, including assignment by C2M of C2M’s agreements and rights to acquire approximately 200 acres of hemp farming. Under the terms of the MSA, C2M agreed to provide further access to the opportunities and know-how of C2M, consented to the appointment of Emiliano Aloi, a seasoned hemp veteran previously an advisor and currently our President, and to provide us and EOW additional services consisting of, among other things:

●
right of participation for further investment and business opportunities in order to rapidly expand our business and operations in hemp-derived CBD;
●
executive, sourcing, vendor, product, production and other expertise and resources;
●
appointment of Aloi to the position of President;
●
introductions to farming and other financing;
●
designs for international “Hemp-Café” store design and franchise opportunities including plans, drawings, approvals and authorizations, leads and contacts;
●
access to leasing of prime real estate in Delray Beach Florida with an option to purchase, and the continuing assistance of the founder of C2M in connection with management, design, and promotion of the project;
●
drawings, designs and specifications for extraction, production and manufacturing facilities and resources;
●
brand development and support services.

We finalized the compensation arrangements for C2M as contemplated in connection with the March 2019 transactions and the additional agreements with C2M under the MSA following tax, accounting and legal review including the treatment of the issuance of preferred stock in connection with the transactions. While the assignment initially contemplated a $9 million payment from us to C2M, the parties agreed to payment in a new class of preferred stock, convertible above market, as more fully described below. As a further condition to payment of the consideration, the value of the 50.1% interest in EOW was required to be not less than $25 million, with a third-party valuation and fairness opinion from a third-party prior to payment. On April 29, 2019, we received an independent fairness opinion from Scalar, LLC (“Scalar Report”) that concluded the transaction, including the consideration to be paid consisting of $10 million of Series E Preferred (as defined below), was fair from a financial point of view. The Scalar Report estimated the enterprise value, taking account of the 2019 harvest, to be between $55 and $74 million, based upon certain assumptions relied upon in connection with preparation of the Scalar Report.

Series E 0% Convertible Preferred Stock

On August 1, 2019 we issued 1,000 shares of our newly designated Series E 0% Convertible Preferred Stock, par value $0.0001 per share (the “Series E Preferred”) to C2M pursuant to the MSA. Under the terms of the Series E Preferred, C2M may only convert such shares of Series E Preferred into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), if the closing price of Common Stock on the principal trading market, shall exceed $2.00 per share for 5 consecutive trading days. Once vested, the shares of Series E Preferred held by C2M are intended to either by converted at $1.60 per share of Common Stock or optionally redeemed out of the proceeds of future financings, at the option of C2M.

Each share of Series E Preferred is convertible into 625 shares of Common Stock and have a stated value of $1,000 per share. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. We are prohibited from effecting conversions of the Series E Preferred to the extent that, as a result of such conversion, the holder beneficially owns more than 4.99% (which may be increased to 9.99% upon 61 days’ written notice), in the aggregate, of the issued and outstanding shares of our Common Stock calculated immediately after giving effect to the issuance of shares of Common Stock upon the conversion of the Series E Preferred. Holders of the Series E Preferred shall be entitled to vote on all matters submitted to shareholders and shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series E Preferred Stock are convertible, subject to applicable beneficial ownership limitations. The Series E Preferred Stock provides a liquidation preference equal to par value.

The Series E Preferred has a no mandatory redemption rights however, in the event that we raise $5,000,000 from a capital raising transaction involving any equity or equity-linked financing during any fiscal quarter in an amount which would cause our cash or cash equivalents to exceed $5,000,000 (a “Fundamental Transaction”) we are required from the proceeds of such offering, to offer C2M a right to redeem Series E Preferred then outstanding as follows:

(A) 0% percent of the net proceeds of the Fundamental Transaction, after deduction of the amount of net proceeds required to leave us (together with our existing cash on hand immediately prior to the completion of the Fundamental Transaction) with cash on hand of $5,000,000; plus

(B) 10% percent of the next $5,000,000 of net proceeds of the Fundamental Transaction; plus

(C) 100% of the net proceeds of the Fundamental Transaction thereafter (until the Series E Preferred is redeemed in full).

The shares of Series E Preferred are convertible into Common Stock, once vested, at a price of $1.60 per share. We are not obligated to file a registration statement with respect to the shares of Common Stock into which Series E Preferred shares may be converted.

Sales of Common Stock

On July 31, 2019 we accepted subscriptions in the total amount of $1,990,304 and issued an additional 3,413,044 shares of our Common Stock.  Following these issuances, we had 37,884,309 shares of Common Stock outstanding, of which C2M currently owns approximately 20%. The foregoing does not take into account the anticipated cancellation of 180,000 shares of common stock as described under "Cancellation of Series C Preferred Stock", below.

The shares of Common Stock and Series E Preferred were issued to “accredited investors” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”) and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws.

Cancellation of Series C Preferred Stock

On June 30, 2016, the Board of Directors approved a Certificate of Designation authorizing a new class of Series C Preferred Stock, par value $0.0001 per share (the “Series C Preferred”) convertible into 216,667 shares of Common Stock. The Series C Preferred, 200,000 shares of Common Stock, and three-year warrants to purchase 208,333 shares of Common stock at $4.80 per share were all issued in connection with plans to conduct clinical trials and to perform clinical research in support of the development of diagnostic devices. We had been unable to proceed with the clinical trials and research. On July 31, 2019 we entered a Surrender and Mutual Release Agreement (the “Cancellation Agreement”) to terminate the agreements and to cancel all issued and outstanding shares of Series C Preferred, all but 20,000 shares of the 200,000 shares of Common Stock, and all warrants issued under these arrangements.

NASDAQ Listing

During May 2019, we submitted an initial listing application to NASDAQ seeking approval to list our Common Stock. We received and are responding to initial comments from the staff. There can be no assurance that our initial listing application will be approved or that our Common Stock will be accepted for listing on NASDAQ. At the present time we do not satisfy several requirements for listing and there can be no assurance that we will be able to satisfy all or any of the requirements for uplisting our Common Stock to NASDAQ.

The foregoing descriptions of the Purchase Agreement, the MSA, the Series E Preferred Stock, the Scalar Report and the Cancellation Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the Purchase Agreement, MSA, Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock, Scalar Report and Cancellation Agreement which are filed as Exhibits 10.1, 10.2, 3.1, 10.3 and 10.4 hereto, and which are incorporated herein by reference.

ITEM 7.01 REGULATION FD DISCLOSURE

On August 2, 2019, we will release the press release furnished herewith as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)
Exhibits.

The exhibit listed in the following Exhibit Index is furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description
3.1	Form of Certificate of Designation of Preferences, Rights and Limitations of 0% Series E Convertible Preferred Stock
10.1	Green Goddess Extracts Purchase Agreement
10.2	Management and Services Agreement
10.3	Scalar, LLC Fairness Opinion *
10.4	Cancellation Agreement for Series C Preferred Stock
99.1	Press Release

* Incorporated by reference to Current Report on Form 8-K filed May 13, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

EXACTUS, INC.
Date: August 1, 2019	By: /s/ Ken Puzder
Ken Puzder
Chief Financial Officer